Exhibit 99.1

Contact: Briana Ochiltree
briana.ochiltree@blackcreekgroup.com
Black Creek Group
720-728-3109

FOR IMMEDIATE RELEASE:

Black Creek Group’s Investment Fund, Industrial Property Trust, Completes Approximately $4 Billion Real Estate Asset Sale to Prologis

DENVER, January 8 — Black Creek Group, a Denver-based real estate investment manager and development firm with a more than 25-year history, today announced its sponsored investment fund, Industrial Property Trust Inc. (IPT), has closed on the sale of its wholly-owned real estate portfolio to affiliates of Prologis, Inc. (NYSE: PLD) in a deal valued at approximately $4 billion.

“Black Creek has a long history of creating value through our investment solutions and the completion of this transaction is a testament to both our strategy and the strength of the industrial sector,” said Raj Dhanda, chief executive officer, Black Creek Group. “We are pleased to deliver on our commitment of building high-quality portfolios that provide investors with healthy shareholder returns and we remain dedicated to the industrial sector as we continue to acquire and develop industrial assets for our other portfolios. Our goal is to continue to deliver strong investment results for investors in our portfolios in the future.”

The transaction consisted of:

•                  236 properties located across 24 geographic areas

•                  37.5 million square feet of industrial holdings that are currently 96% leased

Black Creek currently offers investment solutions that span all major property types and strategies, which include core, value-add and opportunistic. The completion of this transaction marks the seventh platform that Black Creek has taken full cycle through either a liquidity event or an IPO on the New York Stock Exchange.

Morgan Stanley & Co. LLC and Eastdil Secured, L.L.C. acted as financial advisors to IPT. CBRE, Inc. acted as real estate advisor to IPT. Hogan Lovells acted as legal advisor to IPT.

About Black Creek Group

Black Creek Group is an experienced real estate investment management and development firm that has bought or built more than $20 billion of investments over its more than 25-year history. The firm manages diverse investment offerings across the spectrum of commercial real estate — including office, industrial, retail and multifamily — providing a range of investment solutions for both institutional and wealth management channels. Black Creek Group has nine offices across North America with more than 300 professionals. More information is available at blackcreekgroup.com.

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